Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Post-Effective Amendment to the Registration Statements on Form S-8 (Nos. 333-276139 and 333-287374) of Diversified Energy Company of our report dated April 29, 2024 relating to the financial statements of Maverick Natural Resources, LLC, which appears in Diversified Energy Company PLC's Report on Form 6-K dated May 16, 2025.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 24, 2025